Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Verona Pharma plc of our report dated February 29, 2024, relating to the financial statements and the effectiveness of internal control over financial reporting, which appear in Verona Pharma plc's Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Pricewaterhouse Coopers LLP

Reading, United Kingdom

May 10, 2024

PricewaterhouseCoopers LLP, 3 Forbury Place, 23 Forbury Road, Reading,

Berkshire, RG1 3JH T: +44 (0) 118 597 111, F: +44 (0) 1189 383 020,

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PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of

PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH. PricewaterhouseCoopers LLP is authorised and regulated by the Financial Conduct Authority for designated investment business.